Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Tim Nusbaum	8540 Gander Creek Drive
937-242-9093	937-242-9196	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS

Miamisburg, Ohio. – November 8, 2007 – NewPage Corporation today announced its financial results for the third quarter of 2007. Net sales were $545 million in the third quarter of 2007 compared to $522 million in the third quarter of 2006, an increase of 4.4%. The increase was driven by favorable coated paper sales volume, partially offset by a decrease in average coated paper prices and a decrease in sales of uncoated paper and market pulp. Coated paper sales volumes increased from 528,000 tons in the third quarter of 2006 to 576,000 tons in the third quarter of 2007. Average coated paper prices decreased from $907 per ton in the third quarter of 2006 to $884 per ton in the third quarter of 2007. The company did not take any market-related downtime for coated paper in the third quarter of 2007 or 2006.

Net income was $16 million in the third quarter of 2007 compared to net income of $2 million in the third quarter of 2006. EBITDA was $79 million for the third quarter of 2007 compared to $70 million for the third quarter of 2006. Significant items in 2006 included an unrealized non-cash loss of $2 million for the basket option contract.

“With continuing increased input costs, additional industry capacity was closed during the quarter. We recently announced two price increases that we began to realize in the third quarter and we expect to see additional benefits from these announced increases in the fourth quarter of 2007,” said Mark A. Suwyn, chairman of the board and chief executive officer of NewPage. “We believe that these effects will be partially offset by continued low-priced Asian imports as some Asian producers appear to be trying to circumvent the new antidumping and countervailing duties imposed on coated freesheet paper imports from China, Indonesia and South Korea. We expect that business drivers, such as continuing capacity rationalization, gross domestic product growth, lower Canadian and European imports resulting from the strengthening of the Canadian dollar and Euro relative to the U.S. dollar, and continued advertising spending, remain favorable to us.”

On October 18, the U.S. Department of Commerce announced final antidumping and countervailing duty margins on imports from China, Indonesia and South Korea. “We are pleased with the outcome of the final antidumping and countervailing duty decisions issued by the Department of Commerce,” added Suwyn. “This is truly an historic event. For the first time ever, the Commerce Department imposed a countervailing duty on imports from China. This reversed 23 years of precedent at the Department and gives U.S. industries another tool to combat unfair trade from China.”

NewPage Corporation

8540 Gander Creek Dr., Miamisburg, OH 45342 t: 877 855 7243 f: 937 242 9500

Cost of sales for the third quarter of 2007 was $470 million compared to $466 million for the third quarter of 2006. Gross margin for the third quarter of 2007 increased to 13.8% compared to 10.8% for the third quarter of 2006. The lower gross margin in 2006 was driven by higher maintenance expense attributable to the planned maintenance shutdown at the Escanaba operations during the third quarter of 2006. Coated paper mix was favorable in the quarter, and energy costs in the third quarter of 2007 decreased slightly over the third quarter of 2006 partially offset by an increase in the costs for certain papermaking chemicals. Maintenance expense at the mills totaled $44 million and $50 million in the third quarter of 2007 and 2006, respectively.

Selling, general and administrative expenses were $27 million for the third quarter of 2007 compared to $21 million for the third quarter of 2006. This was driven primarily by an increase in legal expenses and compensation and benefits. As a percentage of net sales, selling, general and administrative expenses increased to 5.1% in the third quarter of 2007 compared to 4.0% in the third quarter of 2006.

Interest expense for the third quarter of 2007 was $32 million compared to $34 million for the third quarter of 2006. The slight decrease was primarily a result of lower outstanding debt balances and a reduction in the interest rate spread on the term loan after the amendment in January 2007.

On September 21, NewPage Corporation and Stora Enso Oyj announced the signing of a definitive agreement by which NewPage will acquire Stora Enso’s paper manufacturing operations in North America. Under the terms of the agreement, Stora Enso Oyj will receive approximately $1.5 billion in cash, a $200 million note, and a 19.9% equity interest in the combined company. The transaction is subject to customary regulatory approvals and is expected to close by the first quarter of 2008.

“We are excited about the announced acquisition as it will accelerate our overall cost reduction programs and help us achieve sustainable financial returns above our cost of capital,” said Richard D. Willett, Jr., president and chief operating officer. “We expect synergies from the combination of NewPage and Stora Enso North America to exceed $265 million of annualized cost savings. These cost synergies, combined with our increased scale, will enable us to make further high-return investments in low cost capacity, increase supply chain efficiencies and product availability for our customers and provide enhanced environmental leadership within the coated paper industry.”

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Third Quarter 2007 Compared to Third Quarter 2006

	Third Quarter Ended September 30,		Three Quarters Ended September 30,
	2007	2006	2007	2006
(in millions)	(unaudited)		(unaudited)
Net sales	$545	$522	$1,516	$1,519
Cost of sales	470	466	1,347	1,349
Selling, general and administrative expense	27	21	76	81
Interest expense	32	34	97	111
Other (income) expense, net	—	—	—	(24)

Income (loss) from continuing operations before income taxes	16	1	(4)	2
Income tax (benefit)	—	—	—	—

Income (loss) from continuing operations	16	1	(4)	2
Income (loss) from discontinued operations	—	1	—	(14)

Net income (loss)	$16	$2	$(4)	$(12)

Supplemental Information
EBITDA (1)	$79	$70	$191	$206

(1)

Earnings before interest, taxes, depreciation and amortization. See the attached financial exhibits for a reconciliation of net income (loss) to EBITDA and our discussion about the use of EBITDA as a performance measure.

Conference Call

The NewPage Third Quarter 2007 Conference Call and Webcast is scheduled for today, November 8, 2007, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Quarterly Earnings Conference Call and follow the instructions to access the Webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may participate in the live conference call by dialing 800-230-1085 (toll-free domestic) or 612-288-0329 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code: 890541. The replay will be available starting at 2:30 p.m. (ET) on November 8, 2007, and will remain available until noon (ET) on December 13, 2007.

About NewPage Corporation

NewPage Corporation, headquartered in Miamisburg, Ohio, is a leading U.S. producer of coated papers in North America. The company produces coated papers in sheets and rolls with many finishes and weights to offer design flexibility for a wide array of end uses. With 4,300 employees, NewPage operates integrated pulp and paper manufacturing mills located in Escanaba, Michigan; Luke, Maryland; Rumford, Maine; and Wickliffe, Kentucky; and a converting and distribution center in Chillicothe, Ohio. The mills have a combined annual capacity of approximately 2.2 million tons of coated paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy

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costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to operate as a stand-alone business; our ability to consummate the acquisition of Stora Enso North America, Inc. including obtaining regulatory approvals and the financing required for the acquisition on the terms expected or on the anticipated schedule; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

# # #

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

Third Quarter Ended September 30, 2007 and 2006

(In millions)

	Third Quarter Ended September 30, 2007	Third Quarter Ended September 30, 2006
Net sales	$545	$522
Cost of sales	470	466
Selling, general and administrative expenses	27	21
Interest expense	32	34
Other (income) expense, net	—	—

Income (loss) from continuing operations before income taxes (benefit)	16	1
Income tax expense (benefit)	—	—

Income (loss) from continuing operations	16	1
Income (loss) from discontinued operations	—	1

Net income (loss)	$16	$2

NewPage Corporation

Consolidated Statements of Operations (unaudited)

Three Quarters Ended September 30, 2007 and 2006

(In millions)

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Net sales	$1,516	$1,519
Cost of sales	1,347	1,349
Selling, general and administrative expenses	76	81
Interest expense	97	111
Other (income) expense, net	—	(24)

Income (loss) from continuing operations before income taxes (benefit)	(4)	2
Income tax expense (benefit)	—	—

Income (loss) from continuing operations	(4)	2
Income (loss) from discontinued operations	—	(14)

Net income (loss)	$(4)	$(12)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

September 30, 2007 and December 31, 2006

(In millions)

	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$67	$44
Accounts receivable, net	182	149
Inventories	308	317
Other current assets	33	27

Total current assets	590	537
Property, plant and equipment, net	1,270	1,309
Intangibles and other assets	121	135

TOTAL ASSETS	$1,981	$1,981

LIABILITIES AND STOCKHOLDER'S EQUITY
Accounts payable	$139	$134
Accrued expenses	148	120
Current maturities of long-term debt	5	5

Total current liabilities	292	259

Long-term debt	1,265	1,289
Other long-term obligations	72	64
Commitments and contingencies
Minority interest	32	38
Stockholder's equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	398	400
Accumulated deficit	(93)	(89)
Accumulated other comprehensive income	15	20

Total stockholder's equity	320	331

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$1,981	$1,981

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

Three Quarters Ended September 30, 2007 and 2006

(In millions)

	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4)	$(12)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss from discontinued operations	—	14
Depreciation and amortization	98	107
Amortization of debt issuance costs and debt discount	6	8
Gain of sale of assets	2	(65)
Unrealized (gain) loss on option contracts	—	48
LIFO effect	3	(1)
Equity award expense	2	8
Changes in operating assets and liabilities	10	(10)
Net cash flows of discontinued operations	—	(10)

Net cash provided by operating activities	117	87
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets	—	228
Capital expenditures	(58)	(63)
Net cash flows of discontinued operations	—	(1)

Net cash provided by (used in) investing activities	(58)	164
CASH FLOWS FROM FINANCING ACTIVITIES
Payment of financing costs	(1)	(1)
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(7)	(6)
Loans to parent companies	(4)	(7)
Payments on long-term debt	(24)	(167)
Net borrowings (payments) on revolving credit facility	—	(46)

Net cash provided by (used in) financing activities	(36)	(227)
Increase in cash and cash equivalents from initial consolidation of Rumford Cogeneration Company, L.P.	—	10

Net increase (decrease) in cash and cash equivalents	23	34
Cash and cash equivalents at beginning of period	44	1

Cash and cash equivalents at end of period	$67	$35

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

Third Quarter and Three Quarters Ended September 30, 2007 and 2006

(In millions)

	Third Quarter Ended September 30, 2007	Third Quarter Ended September 30, 2006	Three Quarters Ended September 30, 2007	Three Quarters Ended September 30, 2006
Net income (loss)	$16	$2	$(4)	$(12)
Plus:
Interest expense	32	34	97	111
Income tax expense (benefit)	—	—	—	—
Depreciation and amortization	31	34	98	107

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$79	$70	$191	$206

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.